Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated May 3, 2018, relating to the financial statements of the Flat Rock Opportunity Fund (the “Fund”), as of March 15, 2018 (the Fund’s inception), and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

May 31, 2018

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board